Exhibit 99.1

NMT Medical Announces First-Quarter 2010 Financial Results

CLOSURE I Data Analysis Commences on Schedule; Company on Track for Third-Quarter PMA Submission to the FDA

BOSTON--(BUSINESS WIRE)--May 4, 2010--NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the quarter ended March 31, 2010.

First-Quarter Results

First-quarter 2010 total revenues were approximately $3.0 million compared with approximately $3.5 million for the quarter ended March 31, 2009.

Cardiac septal repair implant sales in North America for the first quarter of 2010 were approximately $2.0 million compared with approximately $2.3 million in the first quarter of 2009. Implant sales outside of North America were approximately $1.0 million in the first quarter of 2010 compared with $1.2 million in the corresponding period of 2009.

For the first quarter of 2010, NMT reported a net loss of approximately $7.9 million, or $0.54 per share, compared with a net loss of approximately $3.8 million, or $0.29 per share, for the corresponding period in 2009. The net loss for the first quarter of 2010 included a non-cash pre-tax expense of $4.7 million related to the change in fair value of the warrants issued in February 2010 as part of the Company’s $5.8 million financing. NMT reported a lower loss from operations of approximately $3.2 million, or $0.22 per share, in the first quarter of 2010 compared with $3.8 million, or $0.29 per share, in the same period of 2009.

Management Comments

“NMT’s total revenues for the first quarter of 2010 were in line with our expectations,” said President and Chief Executive Officer Frank Martin. “The ongoing general macroeconomic softness in North America and Europe continues to affect our implant sales. In addition, we believe the growing anticipation in the medical community for the results of CLOSURE I, our pivotal patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) trial in the United States may be slowing the referral pattern of patients for these procedures. Despite these short-term challenges, we are encouraged by the rate of acceptance of our technologies as we enter new international territories.”

“Data for CLOSURE I were recently locked and the analysis commenced on schedule,” Martin said. “By the fall of 2010, the trial will be complete and 100 percent of the randomized patient follow-up data will be available. Pending a positive outcome, we are continuing to target the third quarter of 2010 to submit an application for our STARFlex® device for the stroke and TIA indication to the U.S. Food and Drug Administration for Pre-Market Approval.”

Chief Operating Officer, Richard E. Davis, said, “We have taken important steps to strengthen our balance sheet. During the first quarter, we completed a $5.8 million financing through a private placement of common stock and warrants. Since June 2009, we also have an established credit facility to draw from, that allows us to borrow up to a maximum of $4 million, subject to borrowing availability. In addition, we recently filed a $30 million universal shelf registration statement that, if and when the registration statement is declared effective, will enable us to opportunistically raise additional funds, subject to market conditions, as needed.”

“Our current financial position gives us more confidence that we have the capital necessary to fully support our ongoing clinical trials and development programs and execute our business plan, including the commercial launch of STARFlex® for the stroke and TIA indication,” said Davis. “However, we are continuing to tightly manage expenses, preserve cash, and adjust our operating plan, as appropriate, with the goal of minimizing our operating loss and cash used in operating activities. As of March 31, 2010, cash, cash equivalents and marketable securities were approximately $10.7 million.”

“We will continue to identify new territories to establish distribution partnerships for our BioSTAR® technology as a cost-effective strategy to increase unit sales without incurring significant expenses. Pending results of the CLOSURE I trial, we continue to anticipate that full year 2010 revenues will increase modestly from 2009 levels,” concluded Davis.

Conference Call Reminder

Management will conduct a conference call at 9:30 a.m. ET today to review the Company’s financial results and provide a business update. Individuals who are interested in listening to the live webcast should log on to the “Investors” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a replay will be archived for one year via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 32,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, clinical status, and outcome of the Company’s CLOSURE I trial, its ongoing clinical trials and development programs, the Company’s expected savings from cost reductions, the Company’s revenue expectations for 2010, the success of its new distribution partnerships, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIA and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For The Three Months Ended
	March 31,
	2010	2009

Product sales	$2,994,308	$3,477,771

Costs and expenses:
Cost of product sales	1,226,949	1,409,246
Research and development	1,824,006	2,194,235
General and administrative	1,955,644	2,402,527
Selling and marketing	1,189,681	1,300,459
Total cost and expenses	6,196,280	7,306,467

Loss from operations	(3,201,972)	(3,828,697)

Other (expense) income:
Loss on change in fair value of warrants	(4,654,597)	-
Currency transaction loss	(50,569)	(20,890)
Interest income	1,679	56,652
Total other (expense) income	(4,703,487)	35,762

Loss before income taxes	(7,905,459)	(3,792,935)

Income tax expense	10,489	9,838

Net loss	$(7,915,948)	$(3,802,773)

Basic & diluted loss per common share:	$(0.54)	$(0.29)

Basic & diluted weighted average common shares outstanding:	14,595,680	13,101,205

NMT Medical, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	At March 31,	At December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$8,104,749	$8,926,329
Marketable securities	2,621,810	-
Accounts receivable, net	1,849,079	1,683,829
Inventories	1,871,649	1,658,646
Prepaid expenses and other current assets	1,046,148	1,029,348
Total current assets	15,493,435	13,298,152

Property and equipment, net	642,189	694,520

	$16,135,624	$13,992,672

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,881,406	$5,017,863
Accrued expenses	4,938,354	5,840,908
Total current liabilities	9,819,760	10,858,771

Warrant liability	6,996,071	-
Other long-term liabilities	568,364	554,143
Total long-term liabilities	7,564,435	554,143

Stockholders' equity:
Preferred stock, $.001 par value
Authorized--3,000,000 shares
Issued and outstanding--none	-	-
Common stock, $.001 par value
Authorized--30,000,000 shares
Issued and outstanding-- 16,058,319 and 13,268,294
shares in 2010 and 2009, respectively	16,058	13,268
Additional paid-in capital	57,261,150	53,175,464
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive loss	(857)	-
Accumulated deficit	(58,405,322)	(50,489,374)
Total stockholders' equity	(1,248,571)	2,579,758

	$16,135,624	$13,992,672

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Chief Operating Officer
red@nmtmedical.com